Exhibit 99.1

Press Release July 14, 2004	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Initiation of Cash Dividend

FORT WAYNE, INDIANA, July 14, 2004 – Steel Dynamics, Inc. – (NASDAQ: STLD) (the “Company”), announced today that its Board of Directors declared the company’s first quarterly cash dividend. The dividend of $0.075 (seven and one-half cents) per common share is payable August 13, 2004 to shareholders of record at the close of business on July 26, 2004.

“Initiating a cash dividend demonstrates the confidence that the Board of Directors and management have in Steel Dynamics’ long-term growth opportunities and financial strength. We are pleased to be able to return profits to our shareholders, while at the same time maintaining our emphasis on long-term growth and meeting our anticipated capital requirements.” said Keith E. Busse, president and chief executive officer.

Founded in 1993, Steel Dynamics is a leader in the domestic steel industry. The company owns and operates three steelmaking mini-mills and manufactures a wide array of steel products. These offerings include flat rolled products, such as hot rolled, cold rolled and coated steels; structural products, such as wide-flange beams and h-piling; and bar products, such as special-bar-quality, merchant shapes and rebar.

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace and the financial markets. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:	Tracy Shellabarger, Vice President & CFO
Phone 260.969.3554, Fax 260.969.3592 or Email tracy.shellabarger@stld.com